MANAGEMENT AGREEMENT

TO:

Birmiwal Asset Management, Inc.

5270 Highland Drive

Bellevue, WA 98006

Dear Sirs:

Birmiwal Investment Trust (the “Trust”) herewith confirms our agreement with you.

The Trust has been organized to engage in the business of an investment company.  The Trust currently offers one series of shares to investors called the Birmiwal Oasis Fund (the “Fund”).

You have been selected to act as the sole investment adviser of the Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth.  Accordingly, the Trust agrees with you as follows effective upon the date of the execution of this Agreement.

1.

ADVISORY SERVICES

You will regularly provide the Fund with such investment advice as you in your discretion deem advisable and will furnish a continuous investment program for the Fund consistent with the Fund’s investment objective and policies.  You will determine the securities to be purchased for the Fund, the portfolio securities to be held or sold by the Fund and the portion of the Fund’s assets to be held uninvested, subject always to the Fund’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board of Trustees may from time to time establish.

2.

ALLOCATION OF CHARGES AND EXPENSES

You will pay all operating expenses of the Fund, including the compensation and expenses of any employees of the Fund and of any other persons rendering any services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares, excluding expenses which the Fund is authorized to pay pursuant to Rule 12b-1 under Investment Company Act of 1940, as amended (the “Act”); and all other operating expenses not specifically assumed by the Fund.

The Fund will pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust’s Trustees and officers with respect thereto.  The Fund will also pay expenses that it is authorized to pay pursuant to Rule 12b-1 under the Act.

You may obtain reimbursement from the Fund, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

3.

COMPENSATION OF THE ADVISER - FIRST TWELVE MONTHS OF OPERATION

For the first twelve months of operations of the Fund, for all of the services to be rendered and payments to be made as provided in this Agreement, the Fund will pay you a fee as of the last business day of each month at the annual rate of 2.90% of the average value of its daily net assets.

The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required.  If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of Sections 3 and 4 of this Agreement, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day.  If the determination of the net asset value of the Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

4.

COMPENSATION OF THE ADVISER - AFTER THE FIRST TWELVE MONTHS OF OPERATION

Effective on the first day of the month that occurs after twelve months of operations, as compensation for the services to be rendered and payments to be made as provided in this Agreement, the Fund will pay you a monthly fee at an annual fee rate based upon the relative performance of the Fund, calculated as set forth below, of the average value of the daily net assets of the Fund.  The fee will be payable as of the last business day of each month, commencing as of the last business day of the thirteenth month of operations of the Fund, and will be based upon the average value of the daily net assets of the Fund for the month.  For purposes of calculating such fee, the average value of the daily net assets of the Fund shall be determined as provided in the second paragraph of Section 3 of this Agreement.

The fee rate is comprised of an annual base rate of 2.90% of the average daily net assets of the Fund (the “Base Rate”), subject to a performance incentive fee adjustment in accordance with a rate schedule. The fee rate increases or decreases, depending on how well the Fund has performed relative to the S&P 500® Index (the “Index”) over a performance period.  The performance period is the most recent 12 month period (rolling 12 month period).

             As illustrated in the table below, the fee rate will be the Base Rate (2.90%) if the Fund’s performance is within positive or negative 2.00% (two percentage points) of the investment record of the Index over the performance period.  If the Fund’s total return for a rolling 12-month period exceeds the investment record of the Index by more than 2.00% (two percentage points), the fee rate will be adjusted upward to a maximum of 5.30%. In order to reach the 5.30% maximum, the Fund’s total return for the applicable 12-month period must be at least 14 percentage points better than the investment record of the Index.  If the Fund’s total return for a rolling 12 month period is exceeded by the investment record of the Index by more than 2.00% (two percentage points) for the same period, the fee rate will be adjusted downward to a minimum rate of 0.50%.  In order to reach the 0.50% percent minimum, the Fund’s total return for the applicable 12-month period must be at least 14 percentage points worse than the investment record of the Index.  Although not shown in the table below, the upward or downward adjustment of the fee rate from the Base Rate will be made at a rate of 0.01% in the fee rate for each increment of 0.05% in differential performance. The fee rate calculated in regard to each 12 month period will apply only for the next succeeding month and then will be subject to recalculation for the following month.

FEE RATE SCHEDULE

REFLECTING BASE RATE AND PERFORMANCE ADJUSTMENT

Performance Difference

Annual Fee Rate

Between the Fund

and the S&P 500® Index

14% or more

5.3%

13%

5.1%

12%

4.9%

11%

4.7%

10%

4.5%

9%

4.3%

8%

4.1%

Outperformance

7%

3.9%

6%

3.7%

5%

3.5%

4%

3.3%

3%

3.1%

2%

2.9%

1%

2.9%

0%

2.9%

Neutral Performance

-1%

2.9%

-2%

2.9%

-3%

2.7%

-4%

2.5%

-5%

2.3%

-6%

2.1%

-7%

1.9%

-8%

1.7%

Underperformance

-9%

1.5%

-10%

1.3%

-11%

1.1%

-12%

0.9%

-13%

0.7%

-14% or less

0.5%

The above fee rate can also be described as follows. Let

BF = Performance, on a percentage basis, of the Fund over the most recent 12 month period ending on the last day of the month.

SP = Performance, on a percentage basis, of the S&P 500® Index over the most recent 12 month period ending on the last day of the month

MF = Annual fee rate, expressed as a percentage, of the average daily net assets of the Fund.

Neutral Performance   If the performance of the Fund is within positive or negative 2.00% (two percentage points) of the performance of the Index over the most recent 12 month period, then the fee rate will be 2.90%.

Outperformance    If the performance of the Fund is at least 14 percentage points greater than the performance of the Index over the most recent 12 month period then the fee rate will be 5.30%.

If the performance of the Fund exceeds the performance of the Index by at least 2.00% (two percentage points) and by less than 14 percentage points over the most recent 12 month period, then the fee rate will be:

MF = 2.90 + 0.2*(BF - SP - 2)

Underperformance

If the performance of the Index is at least 14 percentage points greater than the performance of the Fund over the most recent 12 month period then the fee rate will be 0.50%.

If the performance of the Index exceeds the performance of the Fund by at least 2.00% (two percentage points) and by less than 14 percentage points over the most recent 12 month period, then the fee rate will be:

MF = 2.90 - 0.2*(SP - BF - 2)

In determining the fee rate applicable during any month, you will compare the investment performance of the Fund for the twelve-month period ending on the last day of the prior month (the "Performance Period") to the performance of the Index during the Performance Period.  The investment performance of the Fund will be equal to the average annual total return for the Performance Period for the Fund as calculated pursuant to Item 21 of Form N-1A and will be expressed as a percentage of its net asset value per share at the beginning of the Performance Period.  The investment performance of the Index will be calculated on a similar basis, so that it reflects the average annual total return for the Index, assuming all cash distributions made during the Performance Period by the companies whose securities comprise the Index are reinvested, and will be expressed as  a percentage of the value of the Index at the beginning of the Performance Period.  Performance data for the Fund will be obtained from the Fund’s accounting services firm and performance data for the Index will be obtained from a reputable financial institution that is in the business of reporting performance data for the equities markets.

You will create a fee rate report (the “Report”) calculating your determination of the fee rate each month, and will provide the Fund’s accounting services firm the Report for the determination of the fee to be accrued for each day of the month.  The fee will be accrued daily and paid monthly.  You will provide the Fund’s independent public accountants, no later than ten (10) days after the close of each calendar quarter, the Reports used for calculation of fees payable by the Fund for the quarter so that the accountants can review your determinations of the fee rate.

If the Trustees determine at some future date that another securities index is a better representative of the composition of the Fund than the Index, the Trustees may change the securities index used to compute the fee rate.  If the Trustees do so, the new securities index (the "New Index") will be applied prospectively in accordance with applicable law to determine the amount of the fee rate. Until the New Index becomes effective, the current Index will continue to be used to determine the amount of the fee rate. A change in the index will be submitted to shareholders for their approval if required under interpretations of the Act by the U.S. Securities and Exchange Commission or its staff.

5.

EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of the Fund, it is understood that you will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you, subject to review of this selection by the Board of Trustees from time to time.  You will be responsible for the negotiation and the allocation of principal business and portfolio brokerage.  In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received.  In seeking best qualitative execution, you are authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which you exercise investment discretion.  You are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer.  The determination may be viewed in terms of either a particular transaction or your overall responsibilities with respect to the Fund and to accounts over which you exercise investment discretion.  The Fund and you understand and acknowledge that, although the information may be useful to the Fund and you, it is not possible to place a dollar value on such information.  The Board of Trustees shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

Consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and subject to seeking best qualitative execution as described above, you may give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

Subject to the provisions of the Act, and other applicable law, you, any of your affiliates or any affiliates of your affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others.  If any occasion should arise in which you give any advice to clients of yours concerning the shares of the Fund, you will act solely as investment counsel for such client and not in any way on behalf of the Fund.  Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is  understood that you may render investment advice, management and other services to others, including other registered investment companies.

6.

LIMITATION OF LIABILITY OF ADVISER

You may rely on information reasonably believed by you to be accurate and reliable.  Except as may otherwise be required by the Act or the rules thereunder, neither you nor your directors, officers, employees, shareholders, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder or agent of you, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of you, or one under your control or direction, even though paid by you.

7.

DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall take effect on the date of its execution, and shall remain in force for a period of two (2) years from the date of its execution, and from year to year thereafter, subject to annual approval by:  (i) the Board of Trustees; or (ii) a vote of a majority of the outstanding voting securities of the Fund, provided that in either event continuance is also approved by a majority of the Trustees who are not interested persons of you or the Trust, by a vote cast in person at a meeting called for the purpose of voting such approval.

This Agreement may, on sixty (60) days written notice, be terminated with respect to the Fund, at any time without the payment of any penalty, by the Board of Trustees, by a vote of a majority of the outstanding voting securities of the Fund, or by you.  This Agreement shall automatically terminate in the event of its assignment.  If this Agreement is terminated prior to the end of any month, the accrued advisory fee shall be paid through the date of termination.

8.

USE OF NAME

The Trust and you acknowledge that all rights to the name “Birmiwal Oasis Fund” or any variation thereof belong to you, and that the Trust is being granted a limited license to use such words in its Fund name or in any class name.  In the event you cease to be the adviser to the Fund, the Trust’s right to the use of the name “Birmiwal Oasis Fund” shall automatically cease on the ninetieth day following the termination of this Agreement.  The right to the name may also be withdrawn by you during the term of this Agreement upon ninety (90) days’ written notice by you to the Trust.  Nothing contained herein shall impair or diminish in any respect, your right to use the name “Birmiwal Oasis Fund” in the name of, or in connection with, any other business enterprises with which you are or may become associated.  There is no charge to the Trust for the right to use this name.

9.

AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the series to which the amendment relates.

10.

LIMITATION OF LIABILITY TO TRUST PROPERTY

The term “Birmiwal Investment Trust” means and refers to the Trustees from time to time serving under the Trust’s Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto be, amended.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any series of the Trust, personally, but bind only the trust property of the Trust (and only the property of the Fund), as provided in the Agreement and Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the Fund) as provided in its Agreement and Declaration of Trust.  A copy of the Agreement and Declaration of Trust is on file with the Secretary of State of Ohio.

11.

SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

12.

QUESTIONS OF INTERPRETATION

(a)  This Agreement shall be governed by the laws of the State of Ohio.

(b)  For the purpose of this Agreement, the terms “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c)  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff.  In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

13.

NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice.  Until further notice to the other party, it is agreed that the address of the Trust is 5270 Highland Drive, Bellevue, WA 98006, and your address for this purpose shall be 5270 Highland Drive, Bellevue, WA 98006.

14.

COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.

BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

16.

CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract upon the date thereof.

Yours very truly,

Birmiwal Investment Trust

Dated:   03-16-03

By: /s/ Kailash Birmiwal

Print Name: Kailash Birmiwal

Title: President

ACCEPTANCE

The foregoing Agreement is hereby accepted.

Birmiwal Asset Management, Inc.

Dated:   03-16-03

By: /s/ Kailash Birmiwal

Print Name: Kailash Birmiwal

Title: President